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                                                                    EXHIBIT 23.2




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of AccuMed International, Inc. on Form S-3 (Nos. 333-28125, 333-04715, 33-98902,
333-07681) and on Form S-8 (Nos. 333-04320 and 333-11219) of our report, which includes an explanatory paragraph related to substantial doubt about the ability of Alamar Biosciences, Inc. to continue as a going concern, dated November 19, 1995, on our audit of the financial statements of Alamar Biosciences, Inc. as of September 30, 1995, and for the year then ended, which report is included in this Annual Report on Form 10-K of AccuMed International, Inc. for the year ended December 31, 1997.

                                             /s/ Coopers & Lybrand L.L.P.

Sacramento, CA
April 2, 1998